EXHIBIT 5.1

              [LETTERHEAD OF WATKINS LUDLAM WINTER & STENNIS, P.A.]



                                August 20, 1999


Board of Directors
First M&F Corporation
221 Washington Street
Kosciusko, Mississippi  39090

Gentlemen:

    We have acted as counsel to First M&F Corporation in connection with the preparation of its Registration Statement on Form S-4 for registration of 1,217,985 shares of Common Stock, $5 par value, under the Securities Act of 1933. Such shares are to be issued pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 8, 1999, by and among First M&F Corporation, Merchants & Farmers Bank, Community Federal Bancorp, Inc.
and Community Federal Bank.

    We have examined the Merger Agreement, the Articles of Incorporation and the amendments thereto of First M&F Corporation, and such other documents as we deemed relevant.

    Based on the foregoing, it is our opinion that the 1,217,985 shares of Common Stock of First M&F Corporation to be registered under the Securities Act of 1933, when issued pursuant to the Merger Agreement will be legally issued, fully paid and non-assessable shares of Common Stock of First M&F Corporation.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Proxy Statement comprising Part I of the Registration Statement.


                                    Sincerely,

                                    /s/ Watkins Ludlam Winter & Stennis, P.A.

                                    WATKINS LUDLAM WINTER & STENNIS, P.A.
Jackson, Mississippi